UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017
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FIBROCELL SCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)
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DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA 19341
(Address of principal executive offices and zip code)

(484) 713-6000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)
______________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2017, Fibrocell Science, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain of its existing investors pursuant to which the Company agreed to sell a total of 8,000 units (the “Units”) for a purchase price of $1,000 per Unit, with each Unit consisting of (i) one share of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with an initial stated value of $1,000 and is convertible into shares of the Company’s common stock, par value of $0.001 per share (“Common Stock”), with a conversion price of $0.7757 (the “Conversion Shares), and (ii) a warrant to purchase 1,289 shares of Common Stock (the "Warrant") (collectively, the “Offering”). Each Warrant will have an exercise price of $0.84591 per share, will be exercisable six months after the date of issuance (the “Initial Exercise Date”) and will expire five years from the date of issuance.

After deducting the Company’s estimated Offering expenses, the Company expects the net proceeds from this Offering excluding the proceeds, if any, from the exercise of the Warrants, will be approximately $7.65 million.

While the Series A Preferred Stock and Warrants will be sold together as a Unit, the Series A Preferred Stock and Warrants will be issued separately. There is no established public trading market for the Series A Preferred Stock or the Warrants, and the Company does not expect any such market to develop. In addition, the Company does not intend to apply for listing of the Series A Preferred Stock or the Warrants on any national securities exchange or other nationally recognized trading system.

The Offering is being made pursuant to a prospectus supplement dated and filed with the Securities and Exchange Commission (“SEC”) on March 8, 2017 (the “Prospectus Supplement”) and an accompanying prospectus dated February 9, 2016 (together with the Prospectus Supplement, the “Prospectus”), which form part of the Company’s Registration Statement on Form S-3 declared effective by the SEC on February 9, 2016 (File No. 333-209077) (the “Registration Statement”). The Offering closed on March 8, 2017. The form of Purchase Agreement contains customary representations, warranties, and agreements by the Company. The Purchase Agreement also contains customary prohibitions on certain Company payments, the incurrence of certain senior and pari passu debt, certain affiliate transactions and the incurrence of certain liens.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The rights, preferences and privileges of the Series A Preferred Stock shall be set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, as filed as Exhibit 3.1 to this Current Report on Form 8-K (the “Certificate of Designation”). Each share of Series A Preferred Stock has an initial stated value of $1,000 and is convertible into shares of Common Stock at a conversion price of $0.7757 per share of Common Stock, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events. Holders of the Series A Preferred Stock will be entitled to receive cumulative dividends at a rate per share of 4% per annum (with such dividend rate increasing to 8% per annum on the five year anniversary of the original issuance of the Series A Preferred Stock), with such dividends compounded quarterly by increasing the stated value of the Series A Preferred Stock in accordance with the terms of the Certificate of Designation.

Shares of Series A Preferred Stock will generally have no voting rights, except as required by law; provided, however, that without the prior written consent of the holders of at least 70% of the then outstanding shares of Series A Preferred Stock, the Company may not: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation; (ii) amend the Company’s certificate of incorporation or other charter documents in any manner that adversely affects any rights of a holder of the Series A Preferred Stock; (iii) authorize or create any class of stock ranking as to redemption, distribution of assets upon liquidation or dividends senior to, or otherwise pari passu with, the Series A Preferred Stock; (iv) declare or make any dividends other than dividend payments or other distributions payable solely in the Common Stock; or (v) enter into any agreement with respect to any of the foregoing.

Upon a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are entitled to receive out of the Company’s assets, whether capital or surplus, an amount equal to such holder’s then stated value for each share of Series A Preferred Stock before any distribution to the holders of the Common Stock, any class or series of preferred stock and all other Common Stock equivalents other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in redemption, distribution of assets upon a liquidation or dividends. If there are insufficient assets to pay in full such amounts, then the available assets will be ratably distributed to the holders of the Series A Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Each Warrant shall be exercisable during the period commencing after the Initial Exercise Date and ending on the fifth anniversary of the date of issuance. The exercise price of the Warrants is subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events.

The Certificate of Designation, form of Warrant and form of the Purchase Agreement are attached hereto as Exhibit 3.1, Exhibit 4.1 and Exhibit 10.1, respectively, and incorporated herein by reference. The foregoing description of the terms of the Purchase Agreement and the Warrants and the rights, preferences and privileges of the Series A Preferred Stock are qualified in their entirety by reference to such exhibits.

The legal opinion of Hogan Lovells US LLP relating to the legality of the issuance and sale of the Units is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

On March 7, 2017, the Company disclosed in a preliminary prospectus supplement preliminary financial data of (a) cash and cash equivalents of approximately $17.5 million, (b) working capital of $15 million, (c) tangible book value of $15.9 million, (d) a net loss of $15.3 million, (e) an accumulated deficit of $162.6 million, (f) total stockholders’ equity of $7.9 million and (g) total shares of common stock outstanding of 44,058,626, each as of December 31, 2016. In addition, the Company also disclosed that, in connection with the wind-down of its azficel-T operations, that it has incurred one-time termination costs in connection with the reduction in workforce, which include severance, benefits and related costs, totaling approximately $0.3 million through December 31, 2016. Additionally, the Company disclosed that it has incurred approximately $0.4 million and $0.1 million, respectively, for inventory write-offs and asset impairment charges for equipment used in its azficel-T operations during 2016. The preliminary financial data included in the Prospectus and this Current Report on Form 8-K have been prepared by, and are the responsibility of, the Company’s management. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The Company’s actual results as of December 31, 2016 may differ from the preliminary financial data due to the completion of its closing procedures with respect to the fiscal year ended December 31, 2016, final adjustments and other developments that may arise between now and the time the financial results for the fiscal year are finalized.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Offering described in Item 1.01, above, which description is incorporated herein by reference, the Company designated 8,000 shares of its authorized and unissued preferred stock as Series A Preferred Stock and filed the Certificate of Designation with the Secretary of State of Delaware. The summary of the rights, preferences and privileges of the Series A Preferred Stock described above under Item 1.01, above, does not purport to be complete and is qualified in its entirety by the full text of the Certificate of Designation, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01 Other Events.

Updated Risk Factors

On March 7, 2017, the Company disclosed in a preliminary prospectus supplement the risk factors attached hereto as Exhibit 99.1 for the purpose of replacing the risk factor disclosures contained in its prior public filings, including those discussed under the caption “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 10, 2016, as revised or supplemented by the Company’s Quarterly Reports on Form 10-Q filed with the SEC since the filing of its most recent Annual Report on Form 10-K.

Press Release

On March 7, 2017, the Company issued a press release regarding the Offering described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Ratio of Earnings to Fixed Charges

For purposes of the Registration Statement, the computation of the ratio of earnings to combined fixed charges and preference stock dividends of the Company for the years ended December 31, 2016, December 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012 is filed herewith as Exhibit 12.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
4.1	Form of Warrant
5.1	Opinion of Hogan Lovells US LLP
10.1	Form of Securities Purchase Agreement
12.1	Computation of Ratio of Earnings to Fixed Charges and Preference Security Dividends
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1 hereto)
99.1	Updated Risk Factors
99.2	Press Release issued by Fibrocell Science, Inc. on March 7, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fibrocell Science, Inc.
By:	/s/ John M. Maslowski
John M. Maslowski
Chief Executive Officer
Date: March 8, 2017

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
4.1	Form of Warrant
5.1	Opinion of Hogan Lovells US LLP
10.1	Form of Securities Purchase Agreement
12.1	Computation of Ratio of Earnings to Fixed Charges and Preference Security Dividends
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1 hereto)
99.1	Updated Risk Factors
99.2	Press Release issued by Fibrocell Science, Inc. on March 7, 2017